Exhibit 23

ACCOUNTANTS AND	GRANT THORNTON (LOGO)
MANAGEMENT CONSULTANTS
Grant Thornton LLP
The US Member Firm of
Grant Thornton International

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 1, 2002, except for note 16 as to which the date is May 31, 2002, accompanying the consolidated financial statements included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Multi-Color Corporation on Forms S-8 (File No. 333-81260, effective January 23, 2002 and File No. 333-42487, effective December 18, 1997).

/s/    Grant Thornton LLP

Cincinnati, Ohio
June 19, 2002